Exhibit 99.1

Memorial Production Partners LP Announces Closing of Acquisition of Oil and Gas

Properties, Increased Cash Distribution, Updated Commodity Hedge Positions and

Updated 2012 Guidance

HOUSTON, TEXAS, October 1, 2012—Memorial Production Partners LP (NASDAQ: MEMP) announced today that it has closed its previously announced acquisition of oil and natural gas properties in East Texas from Goodrich Petroleum Corporation for $93.2 million, subject to customary post-closing adjustments. The acquisition was funded with borrowings under MEMP’s existing credit facility. The effective date for this transaction is July 1, 2012.

The acquisition is expected to be immediately accretive to both distributable cash flow per unit and net asset value per unit while improving MEMP’s operating margin. In conjunction with the closing of the acquisition, the board of directors of its general partner approved a cash distribution of $0.495 per unit for the third quarter of 2012. This distribution represents an annualized amount of $1.98 per unit and a $0.06 annualized increase over the second quarter annualized distribution of $1.92 per unit and will be paid on November 12, 2012 to unitholders of record as of the close of business on November 1, 2012.

“We are pleased to announce our second distribution increase which represents a 4.2% increase over the annualized minimum quarterly distribution of $1.90 per unit,” said John A. Weinzierl, Chairman, President and Chief Executive Officer of the general partner of MEMP. “This increase is a reflection of the $178 million of assets we have acquired so far this year that provide MEMP with a long-lived, predictable production profile and an inventory of low risk development projects that will supplement our production in the years to come.”

Hedging Update

Consistent with its hedging policy, MEMP executed additional commodity price hedges for a significant portion of its expected oil and natural gas production acquired in this transaction in order to reduce the impact to cash flows from commodity price fluctuations.

The following trades were executed in relation to this acquisition:

Hedge	Product	Total Volume	Start Date	End Date	Price

NYMEX Henry Hub	Swap	8,755,000 MMBtu	Feb-2013	Dec-2017	$4.21

NGPL TexOk Basis	Swap	3,075,000 MMBtu	Feb-2013	Dec-2014	($0.0825)

NYMEX WTI	Swap	274,500 Bbls	Oct-2012	Dec-2017	$89.00

Ethane (C2)	Swap	1,953,000 Gallons	Oct-2012	Dec-2013	$0.325

Propane (C3)	Swap	2,205,000 Gallons	Oct-2012	Dec-2013	$0.87

Normal Butane (NC4)	Swap	567,000 Gallons	Oct-2012	Dec-2013	$1.4725

IsoButane (IC4)	Swap	567,000 Gallons	Oct-2012	Dec-2013	$1.5625

Natural Gasoline (C5+)	Swap	1,197,000 Gallons	Oct-2012	Dec-2013	$1.9525

Updated 2012 Guidance

The following guidance is subject to the cautionary statements and limitations described under the “Forward-Looking Statements” caption at the end of this press release. MEMP’s 2012 guidance has been updated to reflect actual changes in commodity prices and the impact of growth capital spending and takes into account the impact of the oil and gas producing properties acquired throughout the year, including those considered transactions between entities under common control. A summary of the guidance, assuming no additional acquisitions, is presented below:

Full Year 2012 Guidance

Annual Production (Bcfe)	21 – 22

Adjusted EBITDA ($MM) (1)	$76 – $78

Distributable Cash Flow ($MM) (1)	$56 – $58

DCF Coverage	1.25x – 1.35x

Maintenance Capex ($MM)	$14

Growth Capex ($MM)	$4 – $7

These estimates reflect management’s best judgment based on current expectations about the future and anticipated market conditions based upon both stated and unstated assumptions and other factors. Although we believe such estimates to be reasonable, they are inherently uncertain and involve a number of risks that are beyond MEMP’s control. Actual conditions and assumptions may change over the course of the year.

(1)Adjusted EBITDA and Distributable Cash Flow are non-GAAP financial measures. Please see the reconciliation to the most comparable measure calculated in accordance with GAAP in the “Use of Non-GAAP Financial Measures” section of this press release.

Memorial Production Partners LP is a Delaware limited partnership that was formed to own and acquire oil and natural gas properties in North America. MEMP’s properties are located in South Texas and East Texas/North Louisiana and consist of mature, legacy onshore oil and natural gas reservoirs. MEMP is headquartered in Houston, Texas. For more information, visit www.memorialpp.com.

Forward-Looking Statements

This press release may include “forward-looking statements” as defined by the Securities and Exchange Commission (“SEC”). All statements, other than statements of historical facts, included in this press release that address activities, events or developments that MEMP expects, believes or anticipates will or may occur in the future are forward-looking statements. These statements are based on certain assumptions made by MEMP based on its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of MEMP, which may cause MEMP’s actual results to differ materially from those implied or expressed by the forward-looking statements. These include risks relating to financial performance and results, availability of sufficient cash flow to pay distributions and execute MEMP’s business plan, prices and demand for natural gas and oil, MEMP’s ability to replace reserves and efficiently develop its current reserves and other important factors that could cause actual results to differ materially from those projected as described in MEMP’s reports filed with the SEC. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement. For a more complete list of these risk factors, please read MEMP’s filings with the SEC, which are available on MEMP’s

Investor Relations website at http://investor.memorialpp.com/sec.cfm or on the SEC’s website at www.sec.gov. MEMP undertakes no obligation and does not intend to update these forward-looking statements to reflect events or circumstances occurring after this press release.

The SEC permits oil and gas companies, in their filings with the SEC, to disclose only “reserves” as defined by SEC rules. Estimates of reserves in this communication are based on economic assumptions with regard to commodity prices (NYMEX oil and natural gas futures prices utilized in acquisitions completed in 2012) that differ from the prices required by the SEC (historical 12 month average) to be used in calculating reserves estimates prepared in accordance with SEC rules. In addition, the estimates of reserves in this press release were prepared by internal reserve engineers and are based on various assumptions, including assumptions related to oil and natural gas prices as discussed above, drilling and operating expenses, capital expenditures, taxes and availability of funds. MEMP’s internal estimates of proved reserves may differ materially from the estimates of its proved reserves as of December 31, 2012 that will be prepared by Netherland, Sewell & Associates, Inc. as a result of the SEC pricing and other assumptions employed by an independent reserve engineering firm.

Use of Non-GAAP Financial Measures

This press release and accompanying schedules include the non-GAAP financial measures of Adjusted EBITDA and Distributable Cash Flow. The accompanying schedules provide a reconciliation of these non-GAAP financial measures to their most directly comparable financial measure calculated and presented in accordance with GAAP. MEMP’s non-GAAP financial measures should not be considered as alternatives to GAAP measures such as net income, operating income, net cash flows provided by operating activities or any other measure of financial performance calculated and presented in accordance with GAAP. MEMP’s non-GAAP financial measures may not be comparable to similarly-titled measures of other companies because they may not calculate such measures in the same manner as MEMP does.

Adjusted EBITDA. MEMP defines Adjusted EBITDA as net income or loss, plus interest expense; net operating cash flow from acquisitions and divestitures, effective date through closing date; income tax expense; depreciation, depletion and amortization; impairment of goodwill and long-lived assets; accretion of asset retirement obligations; unrealized losses on commodity derivative contracts; losses on sale of assets; unit-based compensation expenses; exploration costs; acquisition costs; and other non-routine items, less interest income; income tax benefit; unrealized gains on commodity derivative contracts; gains on sale of assets and other non-routine items. Adjusted EBITDA is commonly used as a supplemental financial measure by management and external users of MEMP’s financial statements, such as investors, commercial banks, research analysts and rating agencies, to assess: (1) the financial performance of its assets without regard to financing methods, capital structures or historical cost basis; (2) the ability of its assets to generate cash sufficient to pay interest and support MEMP’s indebtedness; and (3) the viability of projects and the overall rates of return on alternative investment opportunities. Since Adjusted EBITDA excludes some, but not all, items that affect net income or loss and because these measures may vary among other companies, the Adjusted EBITDA data presented in this press release may not be comparable to similarly titled measures of other companies. The GAAP measure most directly comparable to Adjusted EBITDA is net cash flows provided by operating activities.

Distributable Cash Flow. MEMP defines distributable cash flow as Adjusted EBITDA, less cash income taxes; cash interest expense; and estimated maintenance capital expenditures. Management compares the distributable cash flow MEMP generates to the cash distributions it expects to pay MEMP’s partners. Using this metric, management computes MEMP’s distribution coverage ratio. Distributable cash flow is an important non-GAAP financial measure for MEMP’s limited partners since it serves as an indicator of MEMP’s success in providing a cash return on investment. Specifically, this financial measure indicates to investors whether or not MEMP are generating cash flows at a level that can sustain or support an increase in its quarterly cash distributions. Distributable cash flow is also a quantitative standard used by the investment community with respect to publicly traded partnerships because the value of a partnership unit is, in part, measured by its yield, which is based on the amount of cash distributions a partnership can pay to a unitholder. The GAAP measure most directly comparable to distributable cash flow is net cash flows provided by operating activities.

2012 Adjusted EBITDA Guidance Reconciliation Table

Memorial Production Partners LP

Reconciliation of Unaudited GAAP Financial Measures to Non-GAAP Financial Measures

2012 Adjusted EBITDA Guidance

(In millions)	Low	High
	For Year Ended December 31, 2012	For Year Ended December 31, 2012
Calculation of Adjusted EBITDA:
Net income	$28	$30
Interest expense	6	6
Net operating cash flow from acquisitions, effective date through closing date	6	6
Depletion, depreciation, and amortization	36	36

Adjusted EBITDA	$76	$78

Reconciliation of Net Cash From Operating Activities to Adjusted EBITDA:
Net cash provided by operating activities	$64	$66
Changes in working capital	-	-
Net operating cash flow from acquisitions, effective date through closing date	6	6
Interest expense	6	6

Adjusted EBITDA	$76	$78

Contact

Memorial Production Partners LP

Ronnetta Eaton - Manager, Investor Relations

(713) 588-8350

ir@memorialpp.com